Exhibit 99.1

GRAHAM SETTLE JOINS RESEARCH FRONTIERS BOARD TO REPLACE RETIRING DIRECTOR Gregory G. Grimes

WOODBURY, NY, August 17, 2020. Research Frontiers Inc. (Nasdaq: REFR) announced today the retirement of Board member Gregory G. Grimes effective August 17, 2020. Mr. Grimes has been a member of the Board since 2011, was the Chairman of its Compensation and Stock Option Committee and was a member of the Company’s Audit and Nominating and Corporate Governance Committees. After an extensive search, the Board of Directors of Research Frontiers approved the appointment of William Graham Settle as a director effective August 17, 2020.

Joseph M. Harary, President and CEO of Research Frontiers noted: “Greg Grimes has been a shareholder of Research Frontiers since 1999 and a valued member of our Board of Directors since January 2011. His experience in the sales and marketing of luxury goods, his contacts in the automotive, aircraft and aerospace industries, and his business and management background have benefitted Research Frontiers greatly, and all of us wish him well in his retirement and look forward to his continued involvement and input with Research Frontiers as a shareholder.”

Joe Harary joined the employees, directors and shareholders of Research Frontiers in welcoming Mr. Settle to the Board: “Graham Settle has been a steady presence and familiar face at Research Frontiers since 1986 and our initial public offering. Over the years, as an investor and also as a member of a special team assisting me on international projects, he has gotten to know the executives at key licensees of ours in Asia, Europe and North America, and has a deep understanding of our SPD-SmartGlass technology and its markets. As a fellow entrepreneur who has founded or invested in, and successfully sold, businesses offering innovative products and services, he has a keen sense of the opportunities created by disruptive technologies and new markets. His experience in international business, economics, finance and government organizations will help Research Frontiers continue to grow worldwide.”

William Graham Settle

Graham Settle, age 62, brings to the Board 35 years of experience in both the public and private sectors.

Mr. Settle was first introduced to the Company by its founder, Bob Saxe, in 1986 at the time of Research Frontiers Initial Public Offering, four years after beginning his career on Wall Street with Morgan Stanley/Dean Witter in 1982. His due diligence and involvement over time has led him to make significant investments including direct participation in the Company’s capital raising transactions and purchases in the open market.

In 1994, Mr. Settle was tapped to manage AT&T Capital’s newly established small and medium enterprise initiative in North and South Carolina. The 1996 acquisition of AT&T Capital marked the beginning of 18 years of foreign operations with a move to Bosnia and Herzegovina to establish the war-torn nation’s first micro-finance institution. Under his leadership, and in partnership with bilateral and multilateral shareholders, the fledgling firm reached profitability and went on to rank #14 in Forbes Top 50.

Mr. Settle continued to serve in the Balkans as Chief of Mission for World Bank Group’s private sector International Finance Corporation (IFC) in Sarajevo and later in Belgrade where he led the in-country liaison for World Bank Group’s diplomatic accreditation and forensic audit of Serbia’s arrears in the prelude to Paris Club negotiations.

After the World Bank Group assignments, Graham Settle’s high-level roles in the Asian Development Bank (ADB) included board membership on investee companies, focal point for all private sector development programs for developing member countries in the Asia and Pacific region and Regional Mission Head of Private Sector Development for Central Asia in Almaty, Kazakhstan.

Mr. Settle was also Senior Advisor to Kazakhstan Independent Directors Association and primary instructor for CFA candidates in Ethics and Professional Standards. In 2012 he was a Founder of the Intelligence By Design Eurasian Training Alliance public-private partnership with SAP, Pearson Education and the Government of Kazakhstan.

Through his participation on special projects for Research Frontiers in Asia, Europe and North America, Graham Settle developed first-hand knowledge of the Company, its technology and the industries it serves, with personal interaction with key SPD emulsion/film and glass licensees and customers around the globe. His international business and government experience and financial and strategic consulting abroad contributed a global perspective to Research Frontiers on these projects, and continue to provide this as a member of the Research Frontiers Board.

Graham Settle was also a founding member of identity theft and cybersecurity firm InfoArmor in 2007. InfoArmor was acquired by All State Insurance for $525 million in 2018.

After the loss of his wife Amy, Graham took a year-long sabbatical homeschooling his two young children as they traveled to 15 countries in 2017-2018. Mr. Settle also personally sponsored a Bosnian student for university studies in the USA.

Mr. Settle is a Chartered Financial Analyst, completed the US Marine Corps Platoon Leader Course in Quantico, was an AAU Boxing champion, completed the Strategic Negotiations executive program at Harvard University and has an MBA from East Carolina University.

Graham has 18 years of international in-country operational experience in Asia and Pacific, Caucuses and Eurasia, Central Asia, Middle East, Southern and Central Europe.

In addition to his accomplishments in developing countries, Graham Settle has created companies, trained professionals and published and lectured around the globe in multiple disciplines.

About Research Frontiers

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

CONTACT

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com